Exhibit 99

NEWS RELEASE

For Immediate Release
October 15, 2002

For Further Information Contact:
Jerry Francis, President & CEO
(304) 769-1101

City Holding Company Announces 17% Increase
in Linked Quarter Earnings Per Share

Charleston, West Virginia – City Holding Company, “the Company” (NASDAQ:CHCO; NASDAQ:CHCOP), a $2 billion bank holding company headquartered in Charleston, today announced net income for the third quarter of 2002 of $9.0 million, or $0.53 per share, compared with net income of $7.7 million, or $0.45 per share, in the second quarter of 2002. These results represent a 17% increase over second quarter 2002 earnings, demonstrating that the Company remains firmly on track in restoring the Company’s financial performance. The Return on Assets during the third quarter of 2002 was 1.79%, the Return on Equity was 22.2%, and the Efficiency Ratio was 56.5%. The Company’s net interest margin increased to 4.83% in the third quarter of 2002 as compared to 4.60% during the first six months of the year. The Company recorded a net loss of $7.8 million in the third quarter of 2001 but has experienced a dramatic turnaround in subsequent quarters. The Company provided no provision for loan losses in the third quarter of 2002 as compared to a $0.9 million provision expense in the second quarter of 2002, reflecting management’s evaluation of actions taken over the last four quarters to improve credit quality. On a per share basis, the decision to reduce the quarterly provision for loan losses added $0.03 per share to earnings as compared to the second quarter of 2002. At a time when many of its peers are experiencing credit quality deterioration, the Company’s newly installed credit processes appear to be working to improve the overall quality of the loan portfolio.

For the first nine months of the year, the Company earned net income of $23.1 million, or $1.37 per share as compared to a loss of $33.6 million or $1.99 per share during the first nine months of 2001. For the first nine months of 2002, the Company had a return on assets of 1.49%, return on equity of 19.7%, net interest margin of 4.67%, and efficiency ratio of 60.0%. Year to date, the provision for loan loss expense is $1.8 million.

“The third quarter of 2002 demonstrates that City Holding Company’s financial performance is strong, and that we are positioned to continue to grow the core earnings of the Company”, stated Jerry Francis, President and CEO of City Holding Company and its primary subsidiary City National Bank of West Virginia (the “Bank”). “The Company’s financial performance is stronger than most of its peers, and has achieved what I believe to be one of the fastest turnarounds in banking history. The speed with which the bank overcame significant credit quality issues and regulatory problems to become one of the highest performing community banks in the industry is a tribute firstly to the support which the Board of Directors gave management over the past 15 months and secondly to the efforts and extraordinary skills of the Company’s employees. I am personally very proud of all our employees who can take pride in the success of the organization, and in the leadership exhibited by the Board of Directors and the senior management of the Company.”

“Despite the economic weakness that is affecting many banking institutions today, we at City Holding Company continue to be optimistic about our future. Loan quality is good, reserves are adequate, regulatory problems are behind us, and we are focused on growing loans and deposits, increasing market-share, increasing fee-based revenues, and continuing to reduce our expenses. In a market characterized by declining net interest margin, our Company’s net interest margin has increased. Non interest revenues were up 8% over the previous quarter, and non-interest expenses fell 5% from the prior quarter – all indicative of the speed with which the management of the Company is willing and able to move in order to achieve extraordinary results for its shareholders. As a result of our third quarter performance we believe that earnings per share for the 2002 will be between $1.88 and $1.90. In an environment where most stocks are falling, City Holding Company’s shares have risen. Over the last twelve months, the price of the Company’s common stock rose from $10.00 at September 28, 2001 to $25.74 at September 30, 2002 – representing an increase of 157% that we believe may be the best stock price performance among our peers during this timeframe.”

“When I became President of the Company, I challenged the management team to achieve the following four goals: return on assets of at least 1.50%, return on equity of at least 20%, to remain well-capitalized from a regulatory perspective, and to grow earnings at least 10% annually. I am very pleased that the first three goals have been clearly met. Further, I believe that the management team has put in place all the right pieces to achieve at least 10% earnings growth as well through market share growth, revenue generation, expense control, and capital management. In fact, I can report that the Company believes that for 2003 it can achieve earnings per share of approximately $2.15 to $2.20—consistent with the earnings growth goal that I established.”

Credit Quality

The Company experienced net recoveries during the third quarter of 2002 of $0.6 million, following net charge-offs of $37.0 million over the previous five quarters. Due to the Company’s low level of non-performing assets, management anticipates low levels of charge-offs over the next several quarters. Further, management has employed a team of lending professionals to recover previously charged-off loans. Based upon their success during the third quarter, management believes that the Company may continue to experience recoveries from previously charged-off loans and that recoveries may exceed charge-offs over the next several quarters. To the extent that net recoveries are achieved, the Company may experience lower provision expense than otherwise would be the case.

As a result of its net recoveries, the Company recorded no provision for loan losses in the third quarter of 2002, following $1.8 million in provision expense in the first six months of the year. Based on management’s analysis of the Allowance for Loan Losses (“ALLL”) at September 30, 2002, management has determined that no provision for loan losses was necessary as a result of stable trends in non-performing assets and stable loan balances. At September 30, 2002, non-performing assets (non-accruing loans, loans past due 90+ days and still accruing, and other real estate owned) were $3.6 million and represented just 0.30% of total loans and other real estate owned, up from $3.3 million or 0.27% of total loans and other real estate owned at June 30, 2002. Total loan balances increased from $1.214 million to $1.229 million, with decreases in residential real estate, consumer, and indirect auto loans offset by increases in home equity, loans to depository institutions, and commercial loans. Continued net recoveries contribute to the possibility that provision expenses might be zero or negative in future periods. In projecting its 2002 earnings, the Company has assumed no provision expense and minimal or no negative net charge-offs for the fourth quarter of 2002.

As a result of net recoveries during the third quarter of 2002, the ALLL increased from $28.0 million at June 30, 2002 to $28.6 million at September 30, 2002. At September 30, 2002, the Allowance was 1,119% of non-performing loans, as compared to 1,729% at June 30, 2002. The ALLL was at 2.36% of total loans outstanding at September 30, 2002 compared to 2.31% at June 30, 2002. Management has carefully considered its ALLL methodology and considers the ALLL to adequately provide for probable losses inherent in the loan portfolio as of September 30, 2002. The Company’s methodology for determining the adequacy of the allowance for loan losses is based on a number of factors, including the use of historical loss rates on the Company’s loan portfolio. Other factors influencing the Company’s ALLL methodology are the mix of loans, which shifted toward more commercial loans during the period, the Company’s rapidly growing home equity portfolio, and the general deterioration in economic conditions. Due to these factors, the Company’s management believes that it is appropriate to maintain the ALLL at its present level. If the Company’s loan loss experience continues to improve in the future, this will have a positive impact on the recorded ALLL as the allocation of current losses inherent in the loan portfolio will be reduced. This in turn could lead to low, zero, or negative provision expense in future periods.

Continual monitoring of the loan portfolio and emphasis on collection of charged-off loans will continue to be one of the Company’s highest priorities through 2003. The Company recognizes that the current weakness in the U.S. economy poses a threat to the credit quality of bank’s loan portfolios, and that no assurance can be given that the ALLL is sufficient to provide for unforeseen developments in the economy. However, management believes that West Virginia’s economy is less sensitive to current recessionary trends, and believes that the Bank’s ALLL is sufficient given what is currently known about the Bank’s loan portfolio and customer base.

Net Interest Income

The Company recorded fully taxable net interest income of $22.4 million in the third quarter of 2002, compared to $22.2 million in the second quarter of 2002. This represents an increase of $0.2 million or 1% against the prior quarter. The Company’s net interest margin rose from 4.67% in the second quarter of 2002 to 4.83% in the third quarter of 2002 as the Company further reduced its cost of funds, coupled with an increase in the effective yield on retained interests, which more than offset declines in yields on loans.

Balance Sheet Trends

Total assets at September 30, 2002 were $1.984 billion down from $2.044 billion at June 30, 2002 and from $2.116 billion at December 31, 2001. Net loan balances outstanding decreased from $1.390 billion at December 31, 2001 to $1.214 billion at June 30, 2002 and rose slightly to $1.229 billion at September 30, 2002, a decrease of $161 million or 11.6% since December 31, 2001 and an increase of $15 million or 1.2% since June 30, 2002 in line with the Company’s desire to improve credit quality and to change the mix of loans to more prudent and profitable sectors.

Between June 30, 2002 and September 30, 2002 residential real estate loans were down $35 million or 7%, commercial loans were down $1 million or 1%, installment loans were down $14 million or 16%, and indirect installment loans were down $9 million or 14%. During the quarter, home equity loans were up $26 million or 17%, commercial real estate loans were up $11.4 million or 5%, and credit cards were up $1 million or 4% respectively. The bank also extended $35 million in short term fed fund loans to other depository institutions. Allowing loan balances to decline has been part of the Company’s strategic plan for several reasons. First, credit quality has been less than desired in some broad areas such as installment lending, indirect lending and commercial lending. Secondly, the Company’s mortgage banking business has been refocused to serve its West Virginia customer base, which has in turn impacted the Company’s capacity to generate residential mortgage loans previously generated through non-customer sales channels. Thirdly, the Company was focused inwardly toward resolving problem credits and improving lending policies and procedures but is now focused on loan growth with appropriate credit quality, particularly in residential mortgage lending to the Company’s own customers, commercial real estate, home equity lending, and credit card lending. The Company anticipates that installment, indirect lending, and residential mortgage loan balances will continue to decline throughout 2002, but expects the overall loss of loan balances to slow. Total deposits were $1.562 billion at September 30, 2002 compared to $1.691 billion at December 31, 2001. Time deposits declined $105 million, or 14% between December 31, 2001 and September 30, 2002 while transaction and saving deposits declined by $23 million, or 2% during the same time period.

Retained Interests in Securitized Loans

Between 1997 and 1999, the company originated and securitized $760 million in 125% loan to value junior-lien mortgages in six separate pools. The Company retained an interest in the final cash flows associated with the underlying mortgages in these pools with the earliest cash flows associated with each pool being attributed to the purchasers of the securitized loan pools.

At August 31, 2002, the outstanding principal balances of the mortgages securitized were $265.5 million. The outstanding obligation to the purchasers of the priority claims was $151.7 million. As a result, the Company has an interest in $113.8 million in mortgage balances outstanding. However, to the extent that defaults occur within these portfolios, the Company will receive less than the full amount. The Company determines the value of the retained interests using assumptions regarding default rates, prepayment rates, and an appropriate discount rate for assets of similar characteristics (which was established at 14%). At September 30, 2002 the Company estimates the fair value of these assets to be $89.3 million, compared to the book value of $79.8 million.

The Bank is required to accrete the excess of the present value of the estimated future cash flows over the retained interests’ carrying value as interest income over the life of the investment using the effective yield method. Therefore, the retained interests accrued at the rate of 16.63% during the third quarter of 2002, up from a rate of 15.92% during the second quarter of 2002.

The value of these assets is accrued toward the expectation of when, and how much, cash will be received in the future, once priority claims are satisfied. It should be noted that these assets currently generate relatively little cash. Two of the six pools currently produce cash flow, and the Company anticipates that total cash from these instruments will be approximately $1.0 million through December 31, 2002 although it expects to accrue interest on these assets of approximately $12.4 million during 2002. Were the estimated value of the retained interests to fall below the book value of the assets, the bank would be required to immediately reduce the book value of the assets to their estimated fair value. Given that these loans are geographically dispersed throughout the United States, and given the economic recession currently being experienced, there can be no assurances regarding when, or how much, cash will eventually be received for these assets. However, at September 30, 2002, management believes that its assumptions were appropriate given the information available regarding default rates and prepayment rates on the six individual pools outstanding.

Non-Interest Income

Non-Interest Income in the third quarter of 2002 was $8.8 million compared to $8.7 million in the second quarter of 2002 and $8.2 million during the third quarter of 2001. The third quarter increase in non-interest income is attributable primarily to an increase in service charges which increased by $0.5 million during the period, reflecting sales and marketing strategies that the Company believes has created sustainably high levels of service fee revenue. This increase was offset by a decline in “Other Income” which included a one-time loan sale gain of $0.4 million during the second quarter. Investment security gains in the third quarter of 2002, second quarter of 2002, and the third quarter of 2001 were largely gains on an investment in a mutual fund that generated capital gains rather than interest income.

Non-Interest Expenses

The non-core banking activities of the Company historically produced significant non-interest income, but also entailed considerable non-interest expense. For 2001, the Company’s efficiency ratio (defined as non-interest income as a percent of total revenues) was more than 80%. As the Company refocused on serving its West Virginia franchise during 2001 and early 2002, expenses declined significantly. Management employed a “Best Practices” model to appropriately staff all operations within the Company, and devoted significant time to managing significant vendor relationships to achieve appropriate pricing for other goods and services. As a result, the efficiency ratio for the Company in the second quarter had dropped to 59.8%. During the third quarter, management continued to devote considerable effort to identifying opportunities to achieve efficiency in its operations and the efficiency ratio for the Company dropped to 56.5%. Because the Company continues to labor under expenses that are disproportionate to its income but are associated with past loan problems: FDIC deposit insurance premiums; legal expenses; commercial loan workout specialists dedicated largely to recoveries of previously charged-off loans; and, other expenses that our peers would need not incur, management of the Company believes there remains potential to reduce expenses in subsequent periods.

Overall, non-interest expenses fell from $17.9 million in the second quarter of 2002 to $17.3 million in the third quarter of 2003. Key sustainable reductions were achieved in compensation expense, depreciation, telecommunication expenses, losses and expenses associated with managing repossessed assets, and regulatory expenses. For the third quarter of 2002, salaries and other employee benefits were down $0.3 million from the second quarter of 2002, or a reduction of 4% quarter over quarter, as the Company continued to implement best practices in staffing its operations. The number of full-time equivalent employees fell to 743 in the third quarter of 2002 from 748 in the second quarter of 2002 and from 802 at year-end 2001. Depreciation expenses continue to trend down markedly due to the completion of the depreciable lives of a large quantity of data processing equipment purchased in prior years. For the third quarter of 2002, telecommunication expense was down $0.1 million from the second quarter of 2002 due to renegotiation of the Company’s major telecommunication contracts. The Company’s non-interest expenses related to OREO and other repossessed assets declined significantly during the third quarter as a result of the Company’s efforts to improve asset quality. These expenses are associated with either the costs of managing, or losses on sale, of real estate, autos, and other consumer collateral acquired through repossession. Management has made every effort to correctly value assets at the time they are repossessed with losses being charged to the ALLL so there will not be significant losses on the sale of real estate or other repossessed property in the future. Effective implementation of this effort, resulted in the Company incurring relatively little of this expense during the third quarter of 2002. For the third quarter of 2002, insurance and regulatory expense declined as a result of the lifting of the formal agreement between the Company and the OCC. Insurance and regulatory expense remains high due to FDIC insurance costs, which account for over 50% of this total, that may be reduced significantly during 2003.

Capitalization

As required by regulation, effective September 30, 2002 the Company has implemented new regulatory capital requirements related to the Bank’s investment in retained interest in securitized mortgages. Under these new regulations, the Company’s Tier I Capital ratio was 9.76%, the Total Risk-based Capital Ratio was 13.43%, and the Leverage Ratio was 8.08%. Both the Company and the Bank remain above regulatory requirements to be classified as “well capitalized”.

During September of 2002, the Board approved payment of current dividends on the Company’s 9.15% Capital Securities issued by the Company’s wholly-owned subsidiary, City Holding Capital Trust (“Trust I”) payable October 1, 2002 to shareholders of record as of September 15, 2002. The Board also approved payment of dividends on the Company’s 9.125% Capital Securities issued by the Company’s wholly-owned subsidiary, City Holding Capital Trust II (“Trust II”) payable on October 31, 2002 to shareholders of record as of October 16, 2002. In addition, the board approved a quarterly cash dividend of 15 cents per share on the Company’s common shares payable on October 31, 2002 to shareholders of record at October 16, 2002.

In June of 2002, the Board of Directors of the Company announced a one million share purchase program. As a result of this program, at September 30, 2002 the Company held 242,100 shares in Treasury stock purchased at an average price of $24.54. Management believes that given its strongly capitalized position, shares of the Company’s common stock represent a good investment for the Company and anticipates continued purchases under the plan. Despite the plan, the Company’s regulatory capital ratios all increased during the quarter and common equity on the balance sheet increased from $158.8 million at June 30, 2002 to $160.7 million at September 30, 2002. In June of 2002, the Board of Directors of the Company also announced a $25 million program to retire the outstanding capital securities issued by either City Holding Capital Trust or City Holding Capital Trust II. As of September 30, 2002 the Company has not taken any action on these securities, but remains ready to do so if the opportunity appears financially attractive. It should be noted that shares of City Holding Capital Trust II are callable at par on October 31, 2003.

City Holding Company is the parent company of City National Bank of West Virginia. In addition to the Bank, City National Bank operates CityInsurance Professionals, an insurance agency offering a full range of insurance products and services.

This news release contains certain forward-looking statements that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such information involves risks and uncertainties that could result in the Company’s actual results differing from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to, (1) the Company may incur additional loan loss provision due to negative credit quality trends in the future that may lead to a deterioration of asset quality, or conversely, the Company may incur less, or even negative, loan loss provision due to positive credit quality trends in the future and further resolution of various loan quality issues; (2)the Company may not continue to experience significant recoveries of previously charged-off loans and the Company may incur increased charge-offs in the future; (3) the Company may experience increases in the default rates on its retained interests in securitized mortgages causing it to take impairment charges to earnings; (4) the Company could have adverse legal actions of a material nature; (5) the Company may face competitive loss of customers associated with its efforts to increase fee-based revenues or may be unable to meet its expectations regarding loan and deposit growth; (6) the Company may be unable to manage its expense levels due to the expenses associated with its loan portfolio quality, regulatory, and legal issues; (7) rulings affecting, among other things, the Company’s and its banking subsidiaries’ regulatory capital and required loan loss allocations may change, resulting in the need for increased capital levels; (8) changes in the interest rate environment may have results on the Company’s operations materially different from those anticipated by the Company’s market risk management functions; (9) changes in general economic conditions and increased competition could adversely affect the Company’s operating results; (10) changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact the Company’s operating results; (11) the planned purchase of Trust I and Trust II Capital Securities and the common stock may not occur or may not have the effects anticipated; (12) the Company may experience difficulties growing loan and deposit balances; (13) for these and other reasons, the forecasted earnings in future periods may be different than anticipated . Forward-looking statements made herein reflect management’s expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

CITY HOLDING COMPANY AND SUBSIDIARIES
Financial Highlights

(Unaudited)

	Three Months Ended
	September 30, 2002	September 30, 2001	Percent Change
Earnings ($000s, except per share data):
Net Interest Income (FTE)	$22,363	$24,134	(7.34)%
Net Income (Loss)	8,972	(7,795)	N/A
Earnings (Loss) per Basic Share	0.53	(0.46)	N/A
Earnings (Loss) per Diluted Share	0.52	(0.46)	N/A

Key Ratios (percent):
Return on Average Assets	1.79%	(1.31)%	N/A
Return on Average Equity	22.23%	(20.81)%	N/A
Net Interest Margin	4.83%	4.35%	11.03%
Efficiency Ratio	56.46%	97.47%	(42.07)%
Average Shareholders’ Equity to Average Assets	8.05%	6.29%	27.98%

Risk-Based Capital Ratios (a), (b):
Tier I	9.76%	6.03%	61.86%
Total	13.43%	9.48%	41.67%

Common Stock Data:
Cash Dividends Declared per Share	$0.15	$—	N/A
Book Value per Share	9.64	8.37	15.17%
Market Value per Share:
High	28.75	13.40	114.55%
Low	20.50	9.02	127.27%
End of Period	25.74	10.00	157.40%

Price/Earnings Ratio (c)	12.14	N/A	N/A

(a)	September 30, 2002 risk-based capital ratios are estimated.
(b)
Effective September 30, 2002, the Company implemented new regulatory capital requirements related to the Company’s investment in retained interests in securitized mortgages. The September 20, 2001 capital ratios reported in the table above have been modified to reflect the impact of new regulatory guidelines as if the new guidelines had been implemented in September 2001.

(c)	September 30, 2002 price/earnings ratio computed based on annualized third quarter 2002 earnings.

	Nine Months Ended
	September 30, 2002	September 30, 2001	Percent Change
Earnings ($000s, except per share data):
Net Interest Income (FTE)	$66,627	$68,264	(2.40)%
Net Income (Loss)	23,051	(33,595)	N/A
Earnings (Loss) per Basic Share	1.37	(1.99)	N/A
Earnings (Loss) per Diluted Share	1.35	(1.99)	N/A

Key Ratios (percent):
Return on Average Assets	1.49%	(1.80)%	N/A
Return on Average Equity	19.72%	(28.92)%	N/A
Net Interest Margin	4.67%	3.95%	18.23%
Efficiency Ratio	59.95%	99.20%	(39.57)%
Average Shareholders’ Equity to Average Assets	7.55%	6.23%	21.19%

Common Stock Data:
Cash Dividends Declared per Share	$0.30	$—	N/A
Market Value per Share:
High	28.75	14.64	96.38%
Low	12.04	5.13	134.93%

CITY HOLDING COMPANY AND SUBSIDIARIES
Financial Highlights

(Unaudited)

Book Value and Market Price Range per Share
	Book Value per Share				Market Price Range per Share
	March 31	June 30	September 30	December 31	Low	High
1997 (a)	$13.90	$14.41	$16.18	$16.56	$25.75	$43.25
1998 (a)	17.18	18.72	18.56	13.09	30.00	51.00
1999	13.07	12.85	12.80	11.77	12.50	32.75
2000	11.76	11.72	11.72	9.68	4.88	16.19
2001	8.82	8.70	8.37	8.67	5.13	14.64
2002	8.92	9.40	9.64	—	12.04	28.75

Earnings per Basic Share
	Quarter Ended
	March 31	June 30	September 30	December 31	Year-to-Date
1997 (a)	$0.47	$0.52	$0.57	$0.47	$2.03
1998 (a)	0.48	0.49	0.56	(0.89)	0.31
1999	0.31	0.42	0.14	(0.49)	0.37
2000	0.24	0.02	(0.05)	(2.47)	(2.27)
2001	(0.34)	(1.19)	(0.46)	0.45	(1.54)
2002	0.38	0.45	0.53	—	1.37

Earnings per Diluted Share
	Quarter Ended
	March 31	June 30	September 30	December 31	Year-to-Date
1997 (a)	$0.47	$0.52	$0.57	$0.47	$2.03
1998 (a)	0.48	0.49	0.56	(0.89)	0.31
1999	0.31	0.42	0.14	(0.49)	0.37
2000	0.24	0.02	(0.05)	(2.47)	(2.27)
2001	(0.34)	(1.19)	(0.46)	0.45	(1.54)
2002	0.38	0.45	0.52	—	1.35

(a)
Book value and per share amounts reported in 1997 and through September 30, 1998 are as previously reported by City Holding Company and have not been restated to include the operations of Horizon Bancorp, Inc.

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statements of Income

(Unaudited) ($ in 000s, except per share data)

	Three Months Ended September 30
	2002	2001
Interest Income
Interest and fees on loans	$22,443	$36,757
Interest on investment securities:
Taxable	5,278	3,525
Tax-exempt	651	803
Interest on retained interests	3,240	2,506
Interest on federal funds sold	89	607

Total Interest Income	31,701	44,198

Interest Expense
Interest on deposits	6,571	16,279
Interest on short-term borrowings	610	1,659
Interest on long-term debt	440	534
Interest on trust preferred securities	2,068	2,024

Total Interest Expense	9,689	20,496

Net Interest Income	22,012	23,702
Provision for loan losses	—	14,348

Net Interest Income After Provision for Loan Losses	22,012	9,354

Non-Interest Income
Investment securities gains	323	575
Service charges	6,313	4,851
Insurance commissions	436	503
Trust fee income	319	493
Mortgage banking income	248	361
Other income	1,200	1,426

Total Non-Interest Income	8,839	8,209

Non-Interest Expense
Salaries and employee benefits	7,651	11,897
Occupancy and equipment	1,710	2,218
Depreciation	1,367	2,079
Advertising	580	568
Telecommunications	536	685
Office supplies	347	468
Postage and delivery	294	775
Loan production office advisory fees	—	2
Professional fees and litigation expense	782	5,249
Loss on disposal and impairment of fixed assets	(1)	322
Repossessed asset losses and expenses	25	1,312
Insurance and regulatory	450	581
Retained interest impairment	—	—
Other expenses	3,516	4,418

Total Non-Interest Expense	17,257	30,574

Income (Loss) Before Income Taxes and Cumulative Effect of Accounting Change	13,594	(13,011)
Income Tax Expense (Benefit)	4,622	(5,216)

Net Income (Loss) Before Cumulative Effect of Accounting Change	8,972	(7,795)
Cumulative Effect of Accounting Change, Net of Tax	—	—

Net Income (Loss)	$8,972	$(7,795)

Basic Earnings (Loss) per Share:
Net Income (Loss) Before Cumulative Effect of Accounting Change	$0.53	$(0.46)
Cumulative Effect of Accounting Change	—	—

Net Income (Loss)	$0.53	$(0.46)

Diluted Earnings (Loss) per Share:
Net Income (Loss) Before Cumulative Effect of Accounting Change	$0.52	$(0.46)
Cumulative Effect of Accounting Change	—	—

Net Income (Loss)	$0.52	$(0.46)

Average Common Shares Outstanding:
Basic	16,804	16,888
Diluted	17,140	16,888

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statements of Income

(Unaudited)
($            in 000s, except per share data)

	Nine Months Ended September 30
	2002	2001
Interest Income
Interest and fees on loans	$71,825	$117,932
Interest on investment securities:
Taxable	14,965	11,529
Tax-exempt	2,066	2,570
Interest on retained interests	9,037	4,802
Interest on federal funds sold	456	762

Total Interest Income	98,349	137,595

Interest Expense
Interest on deposits	23,189	55,555
Interest on short-term borrowings	1,751	7,476
Interest on long-term debt	1,525	1,650
Interest on trust preferred securities	6,369	6,034

Total Interest Expense	32,834	70,715

Net Interest Income	65,515	66,880
Provision for loan losses	1,800	30,358

Net Interest Income After Provision for Loan Losses	63,715	36,522

Non-Interest Income
Investment securities gains	793	1,817
Service charges	16,710	12,146
Insurance commissions	1,473	1,678
Trust fee income	989	1,063
Mortgage banking income	623	3,772
Other income	3,961	8,967

Total Non-Interest Income	24,549	29,443

Non-Interest Expense
Salaries and employee benefits	24,284	33,583
Occupancy and equipment	4,976	7,177
Depreciation	4,461	6,972
Advertising	1,922	1,937
Telecommunications	1,839	3,289
Office supplies	1,089	1,509
Postage and delivery	734	1,850
Loan production office advisory fees	—	2,198
Professional fees and litigation expense	2,155	7,701
Loss on disposal and impairment of fixed assets	(91)	3,482
Repossessed asset losses and expenses	667	2,231
Insurance and regulatory	1,467	1,627
Retained interest impairment	—	2,182
Other expenses	9,800	16,123

Total Non-Interest Expense	53,303	91,861
Income (Loss) Before Income Taxes and Cumulative Effect of Accounting Change	34,961	(25,896)
Income Tax Expense (Benefit)	11,910	(10,286)

Net Income (Loss) Before Cumulative Effect of Accounting Change	23,051	(15,610)
Cumulative Effect of Accounting Change, Net of Tax	—	(17,985)

Net Income (Loss)	$23,051	$(33,595)

Basic Earnings (Loss) per Share:
Net Income (Loss) Before Cumulative Effect of Accounting Change	$1.37	$(0.92)
Cumulative Effect of Accounting Change	—	(1.07)

Net Income (Loss)	$1.37	$(1.99)

Diluted Earnings (Loss) per Share:
Net Income (Loss) Before Cumulative Effect of Accounting Change	$1.35	$(0.92)
Cumulative Effect of Accounting Change	—	(1.07)

Net Income (Loss)	$1.35	$(1.99)

Average Common Shares Outstanding:
Basic	16,861	16,888
Diluted	17,096	16,888

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Equity

(Unaudited)
($            in 000s)

	Three Months Ended
	September 30, 2002	September 30, 2001
Balance at June 30	$158,828	$146,874
Net Income (Loss)	8,972	(13,540)
Other Comprehensive Income:
Change in Unrealized Gain on Securities Available for Sale	1,439	8,029
Change in Unrealized Loss on Retained Interest in Securitized Mortgages	—	—
Cash dividends declared ($0.15/share)	(2,504)	—
Exercise of 35,514 stock options	443	—
Purchase of 263,800 common shares for treasury	(6,473)	—

Balance at September 30	$160,705	$141,363

	Nine Months Ended
	September 30, 2002	September 30, 2001
Balance at December 31	$146,349	$163,457
Net Income (Loss)	23,051	(33,595)
Other Comprehensive Income:
Change in Unrealized Gain on Securities Available for Sale	2,150	5,016
Change in Unrealized Loss on Retained Interest in Securitized Mortgages	—	6,485
Cash dividends declared ($0.30/share)	(5,040)	—
Exercise of 53,014 stock options	668	—
Purchase of 263,800 common shares for treasury	(6,473)	—

Balance at September 30	$160,705	$141,363

CITY HOLDING COMPANY AND SUBSIDIARIES
Condensed Consolidated Quarterly Statements of Income

(Unaudited)
($ in 000s, except per share data)

	Quarter Ended
	Sept. 30 2002	June 30 2002	March 31 2002	Dec. 31 2001	Sept. 30 2001
Interest income	$31,701	$32,767	$33,881	$39,885	$44,198
Taxable equivalent adjustment	351	368	394	415	432

Interest income (FTE)	32,052	33,135	34,275	40,300	44,630
Interest expense	9,689	10,887	12,258	15,700	20,496

Net interest income	22,363	22,248	22,017	24,600	24,134
Provision for loan losses	—	900	900	1,820	14,348

Net interest income after provision for loan losses	22,363	21,348	21,117	22,780	9,786
Noninterest income (a)	8,839	8,696	7,014	13,409	8,209
Noninterest expense	17,257	17,874	18,172	22,544	30,574

Income (loss) before income taxes	13,945	12,170	9,959	13,645	(12,579)
Income tax expense (benefit)	4,622	4,131	3,157	5,635	(5,216)
Taxable equivalent adjustment	351	368	394	415	432

Net income (loss)	8,972	7,671	6,408	7,595	(7,795)
Cumulative effect of change in accounting principle, net	—	—	—	—	—

Net income (loss)	$8,972	$7,671	$6,408	$7,595	$(7,795)

(a) During the fourth quarter of 2001, “noninterest income” included a gain of approximately $4.67 million resulting from the sale of the Company’s banking offices in California.

Basic earnings per share	$0.53	$0.45	$0.38	$0.45	$(0.46)
Diluted earnings per share	0.52	0.45	0.38	0.45	(0.46)
Cash dividends declared per share	0.15	0.15	—	—	—

Average Common Share (000s):
Outstanding	16,804	16,892	16,888	16,888	16,888
Diluted	17,140	17,133	17,016	16,961	16,888

Net Interest Margin	4.83%	4.67%	4.52%	4.67%	4.35%

CITY HOLDING COMPANY AND SUBSIDIARIES
Non-Interest Income and Non-Interest Expense

(Unaudited)
($ in 000s)

	Quarter Ended
	Sept. 30 2002	June 30 2002	March 31 2002	Dec. 31 2001	Sept. 30 2001
Non-Interest Income:
Service charges	$6,313	$5,768	$4,629	$5,759	$4,851
Insurance commissions	436	532	505	537	503
Trust fee income	319	354	316	322	493
Mortgage banking income	248	189	186	248	361
Other income (a)	1,200	1,615	1,146	5,978	1,426

Subtotal	8,516	8,458	6,782	12,844	7,634
Investment security gains	323	238	232	565	575

Total Non-Interest Income	$8,839	$8,696	$7,014	$13,409	$8,209

Non-Interest Expense:
Salaries and employee benefits	$7,651	$7,995	$8,638	$9,175	$11,897
Occupancy and equipment	1,710	1,638	1,628	2,200	2,218
Depreciation	1,367	1,497	1,597	1,805	2,079
Advertising	580	699	643	528	568
Telecommunications	536	614	689	765	685
Office supplies	347	405	337	725	468
Postage and delivery	294	217	223	713	775
Loan production office advisory fees	—	—	—	—	2
Professional fees and litigation expense	782	733	640	1,547	5,249
Loss on disposal and impairment of fixed assets	(1)	(7)	(83)	469	322
Repossessed asset losses and expenses	25	295	347	326	1,312
Insurance and regulatory	450	490	527	507	581
Retained interest impairment	—	—	—	—	—
Other expenses	3,516	3,298	2,986	3,784	4,418

Total Non-Interest Expense	$17,257	$17,874	$18,172	$22,544	$30,574

(a) During the fourth quarter of 2001, “noninterest income” included a gain of approximately $4.67 million resulting from the sale of the Company’s banking offices in California.

Employees (Full Time Equivalent)	743	748	759	802	870
Branch Locations	55	55	55	55	59

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets

($ in 000s)

	September 30 2002	December 31 2001
	(Unaudited)
Assets
Cash and due from banks	$55,752	$81,827
Federal funds sold and securities purchased under agreement to resell	44,002	88,500

Cash and cash equivalents	99,754	170,327
Securities available for sale, at fair value	409,664	383,552
Securities held-to-maturity, at amortized cost	74,820	—

Total securities	484,484	383,552

Loans:
Residential real estate	486,566	631,103
Home equity	185,084	98,100
Commercial real estate	262,824	284,759
Other commercial	109,068	145,989
Loans to depository institutions	35,000	—
Installment	75,047	125,236
Indirect	56,425	86,474
Credit card	19,081	18,594

Gross Loans	1,229,095	1,390,255
Allowance for loan losses	(28,623)	(48,635)

Net loans	1,200,472	1,341,620
Retained interests	79,841	71,271
Premises and equipment	38,961	43,178
Accrued interest receivable	11,506	12,422
Net deferred tax assets	31,039	47,443
Other assets	38,133	46,482

Total Assets	$1,984,190	$2,116,295

Liabilities
Deposits:
Noninterest-bearing	$272,136	$284,649
Interest-bearing:
Demand deposits	359,714	392,258
Savings deposits	294,524	272,885
Time deposits	636,036	741,503

Total deposits	1,562,410	1,691,295
Securities sold under agreement to repurchase	95,636	127,204
Securities sold, not yet purchased	26,886	—
Long-term debt	25,000	29,328
Corporation-obligated mandatorily redeemable capital securities of subsidiary trusts holding solely subordinated debentures of City Holding Company	87,500	87,500
Other liabilities	26,053	34,619

Total Liabilities	1,823,485	1,969,946

Stockholders’ Equity
Preferred stock, par value $25 per share: 500,000 shares authorized; none issued	—	—
Common stock, par value $2.50 per share: 50,000,000 shares authorized; 16,919,248 and 16,892,913 shares issued and outstanding at September 30, 2002 and December 31, 2001, respectively, including 242,100 and 4,979 shares in treasury	42,298	42,232
Capital surplus	59,089	59,174
Retained earnings	59,163	41,152
Cost of common stock in treasury	(5,922)	(136)
Accumulated other comprehensive income	6,077	3,927

Total Stockholders’ Equity	160,705	146,349

Total Liabilities and Stockholders’ Equity	$1,984,190	$2,116,295

CITY HOLDING COMPANY AND SUBSIDIARIES
Loan Portfolio

(Unaudited)
($            in 000s)

	Sept. 30 2002	June 30 2002	March 31 2002	Dec. 31 2001	Sept. 30 2001
Residential real estate	$486,566	$522,016	$573,757	$631,103	$767,018
Home equity	185,084	157,577	125,753	98,100	71,350
Commercial real estate	262,824	251,347	259,840	284,759	334,503
Other commercial	109,068	110,468	127,538	145,989	221,822
Loans to depository institutions	35,000	—	—	—	—
Installment	75,047	89,117	106,872	125,236	153,220
Indirect	56,425	65,634	75,619	86,474	98,109
Credit card	19,081	18,285	17,424	18,594	16,912

Gross Loans	$1,229,095	$1,214,444	$1,286,803	$1,390,255	$1,662,934

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Average Balance Sheets, Yields, and Rates

(Unaudited)
($            in 000s)

	Three Months Ended September 30,
	Average Balance	2002 Interest	Yield/ Rate	Average Balance	2001 Interest	Yield/ Rate
Assets:
Total loans	$1,213,295	$22,443	7.40%	$1,726,843	$36,607	8.48%
Loans held for sale	—	—	—	7,310	150	8.21%
Securities:
Taxable	484,793	5,278	4.35%	280,021	3,525	5.04%
Tax-exempt	51,559	1,002	7.77%	64,192	1,235	7.70%

Total securities	536,352	6,280	4.68%	344,213	4,760	5.53%
Retained interest in securitized loans	77,939	3,240	16.63%	67,030	2,506	14.95%
Federal funds sold	23,812	89	1.50%	72,367	607	3.36%

Total earning assets	1,851,398	32,052	6.92%	2,217,763	44,630	8.05%
Cash and due from banks	51,398			59,884
Bank premises and equipment	39,758			48,551
Other assets	93,127			103,392
Less: allowance for possible loan losses	(29,469)			(46,357)

Total assets	$2,006,212			$2,383,233

Liabilities:
Demand deposits	$364,858	$503	0.55%	$425,934	$2,139	2.01%
Savings deposits	299,313	556	0.74%	292,433	1,762	2.41%
Time deposits	644,993	5,512	3.42%	948,035	12,378	5.22%
Short-term borrowings	110,761	610	2.20%	149,884	1,659	4.43%
Long-term debt	34,522	440	5.10%	29,993	534	7.12%
Trust Preferred Securities	87,500	2,068	9.45%	87,500	2,024	9.25%

Total interest-bearing liabilities	1,541,947	9,689	2.51%	1,933,779	20,496	4.24%
Demand deposits	274,872			275,012
Other liabilities	27,986			24,581
Stockholders’ equity	161,407			149,861

Total liabilities and stockholders’ equity	$2,006,212			$2,383,233

Net interest income		$22,363			$24,134

Net yield on earning assets			4.83%			4.35%

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Average Balance Sheets, Yields, and Rates

(Unaudited)
($            in 000s)

	Nine Months Ended September 30,
	2002			2001
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Assets:
Total loans	$1,269,415	$71,825	7.54%	$1,830,159	$116,950	8.52%
Loans held for sale	—	—	—	15,572	982	8.41%
Securities:
Taxable	463,109	14,965	4.31%	286,702	11,529	5.36%
Tax-exempt	54,875	3,178	7.72%	68,468	3,954	7.70%

Total securities	517,984	18,143	4.67%	355,170	15,483	5.81%
Retained interest in securitized loans	75,122	9,037	16.04%	72,105	4,802	8.88%
Federal funds sold	38,591	456	1.58%	30,072	762	3.38%

Total earning assets	1,901,112	99,461	6.98%	2,303,078	138,979	8.05%
Cash and due from banks	59,338			61,716
Bank premises and equipment	41,106			54,031
Other assets	99,214			110,952
Less: allowance for possible loan losses	(38,066)			(41,855)

Total assets	$2,062,704			$2,487,922

Liabilities:
Demand deposits	$373,922	$1,601	0.57%	$417,073	$8,273	2.64%
Savings deposits	303,440	2,333	1.03%	290,693	6,133	2.81%
Time deposits	686,287	19,255	3.74%	1,001,672	41,149	5.48%
Short-term borrowings	112,754	1,751	2.07%	187,010	7,476	5.33%
Long-term debt	36,372	1,525	5.59%	32,643	1,650	6.74%
Trust Preferred Securities	87,500	6,369	9.71%	87,500	6,034	9.19%

Total interest-bearing liabilities	1,600,275	32,834	2.74%	2,016,591	70,715	4.68%
Demand deposits	274,439			274,312
Other liabilities	32,164			42,113
Stockholders’ equity	155,826			154,906

Total liabilities and stockholders’ equity	$2,062,704			$2,487,922

Net interest income		$66,627			$68,264

Net yield on earning assets			4.67%			3.95%

CITY HOLDING COMPANY AND SUBSIDIARIES
Analysis of Risk-Based Capital

(Unaudited)
($            in 000s)

	Sept. 30 2002 (a), (b)	June 30 2002 (b)	March 31 2002 (b)	Dec. 31 2001 (b)	Sept. 30 2001 (b)
Tier I Capital:
Stockholders’ equity	$160,705	$158,828	$150,707	$146,349	$141,363
Goodwill and other intangibles	(6,808)	(6,885)	(6,963)	(7,041)	(7,430)
Unrealized gains	(6,077)	(4,638)	(1,877)	(3,927)	(6,536)
Qualifying trust preferred stock	51,543	51,397	49,610	47,474	44,938
Excess retained interests	(30,000)	(27,255)	(26,192)	(25,557)	(25,591)
Excess deferred tax assets	(11,102)	(14,766)	(23,032)	(29,003)	(29,754)

Total tier I capital	$158,261	$156,681	$142,253	$128,295	$116,990

Total Risk-Based Capital:
Tier I capital	$158,261	$156,681	$142,253	$128,295	$116,990
Qualifying allowance for loan losses	23,477	22,910	22,909	23,427	24,177
Qualifying trust preferred stock	35,957	36,103	37,890	40,026	42,562

Total risk-based capital	$217,695	$215,694	$203,052	$191,748	$183,729

Net risk-weighted assets	$1,621,129	$1,567,809	$1,595,626	$1,677,391	$1,938,723

Ratios:
Average stockholders’ equity to average assets	8.05%	7.51%	7.13%	6.42%	6.29%
Risk-based capital ratios:
Tier I capital	9.76%	9.99%	8.92%	7.65%	6.03%
Total risk-based capital	13.43%	13.76%	12.73%	11.43%	9.48%
Leverage capital	8.08%	7.73%	6.93%	5.84%	5.04%

(a)	September 30, 2002 risk-based capital ratios are estimated.

(b)
Effective September 30, 2002, the Company implemented new regulatory capital requirements related to the Bank’s investment in retained interests in securitized mortgages. Each of the prior periods in the table above have been modified to reflect the impact of the new regulatory guidelines as if the new guidelines had been implemented in September, 2001.

CITY HOLDING COMPANY AND SUBSIDIARIES
Intangibles

(Unaudited)
($            in 000s)

	As of and for the Quarter Ended
	Sept. 30 2002	June 30 2002	March 31 2002	Dec. 31 2001	Sept. 30 2001
Intangibles, net	$6,808	$6,885	$6,963	$7,041	$7,430
Intangibles amortization expense	77	78	78	230	253

CITY HOLDING COMPANY AND SUBSIDIARIES
Summary of Loan Loss Experience

(Unaudited)
($            in 000s)

	Quarter Ended
	Sept. 30 2002	June 30 2002	March 31 2002	Dec. 31 2001	Sept. 30 2001
Balance at beginning of period	$28,023	$37,779	$48,635	$57,196	$45,748
Charge-offs:
Commercial	1,722	8,925	7,851	5,870	1,823
Real estate—mortgage	212	3,222	3,505	1,989	472
Installment	1,204	1,156	1,267	1,582	2,094

Total charge-offs	3,138	13,303	12,623	9,441	4,389

Recoveries:
Commercial	2,703	2,129	349	503	1,003
Real estate—mortgage	525	92	92	241	84
Installment	510	426	426	362	402

Total recoveries	3,738	2,647	867	1,106	1,489

Net (recoveries) charge-offs	(600)	10,656	11,756	8,335	2,900
Provision for loan losses	—	900	900	1,820	14,348
Balance of institutions sold	—	—	—	(2,046)	—

Balance at end of period	$28,623	$28,023	$37,779	$48,635	$57,196

Loans outstanding	$1,229,095	$1,214,444	$1,286,803	$1,390,255	$1,662,934

Average loans outstanding	1,213,295	1,253,098	1,343,307	1,552,323	1,726,843

Allowance as a percent of loans outstanding	2.36%	2.31%	2.94%	3.50%	3.44%

Allowance as a percent of non-performing loans	1119%	1729%	243%	169%	174%

Net (recoveries) charge-offs (annualized) as a percent of average loans outstanding	(0.20)%	3.40%	3.50%	2.15%	0.67%

CITY HOLDING COMPANY AND SUBSIDIARIES
Summary of Non-Performing Assets

(Unaudited)
($            in 000s)

	Sept. 30 2002	June 30 2002	March 31 2002	Dec. 31 2001	Sept. 30 2001
Nonaccrual loans	1,511	$626	$14,542	$23,777	$28,044
Accruing loans past due 90 days or more	1,046	995	1,000	4,915	3,916
Restructured loans	—	—	—	167	902

Total non-performing loans	2,557	1,621	15,542	28,859	32,862
Other real estate owned	1,079	1,681	2,295	2,866	2,836

Total non-performing assets	$3,636	$3,302	$17,837	$31,725	$35,698

Non-performing assets as a percent of loans and other real estate owned	0.30%	0.27%	1.38%	2.47%	2.14%